Exhibit 99.1

NGL Closes Refinancing of Revolving Credit Facility which Extends Maturities to 2026 and Increases Liquidity; Provides Distribution Update

TULSA, Okla.--(BUSINESS WIRE)—February 4, 2021-- NGL Energy Partners LP (NYSE: NGL) (“the “Partnership” or “NGL”) closed on $2.05 billion of newly issued 7.5% senior secured notes due 2026 (the ”2026 Secured Notes”) and a new $500 million asset-based revolving credit facility (the “ABL Facility”) which also matures in 2026. The proceeds from the 2026 Secured Notes and borrowings under the ABL Facility will be used to repay all outstanding amounts under the Partnership’s existing $1.915 billion revolving credit facility and repay its $250 million term credit facility, along with all fees and expenses associated with any of these repayments and the issuance of the 2026 Secured Notes and the ABL Facility. The Partnership currently has approximately $340 million in availability under the ABL Facility, net of all currently outstanding borrowings and letters of credit.

In connection with the refinancing, the Partnership agreed to certain restricted payment provisions under the 2026 Notes and the ABL Facility. One of these provisions requires NGL to temporarily suspend the quarterly common unit distribution beginning with respect to the quarter ended December 31, 2020, as well as distributions on all of the Partnership’s preferred units, until the total leverage ratio falls below 4.75x. The cash savings from this suspension should accelerate the deleveraging of the Partnership’s balance sheet and increase NGL’s liquidity, thereby creating more financial flexibility for the Partnership going forward.

“This refinancing of our credit facility meaningfully extends our debt maturities and provides a significant improvement in our liquidity,” stated Mike Krimbill, NGL’s CEO. “This structure also gives the Partnership additional flexibility once our leverage has been reduced and eliminates certain financial covenants. Our Board of Directors expects to evaluate a reinstatement of the common and preferred distributions in due course, taking into account a number of important factors, including our debt leverage, our liquidity, the sustainability of our cash flows, upcoming debt maturities, capital expenditures and the overall performance of our businesses.”

JP Morgan Chase Bank, N.A. is an Issuing Lender, Joint Lead Arranger, Joint Bookrunner and the Collateral and Administrative Agent for the ABL Facility. Royal Bank of Canada and Barclays Bank PLC are also Joint Lead Arrangers, Joint Bookrunners and Lenders for the ABL Facility. The Toronto-Dominion Bank, New York Branch, and Wells Fargo Bank, National Association are Issuing Lenders under the ABL Facility. Paul Hastings LLP was legal advisor to the Partnership and Simpson Thacher & Bartlett LLP was counsel to the bank group. Intrepid Partners, LLC served as an advisor to the Partnership.

The offer and sale of the 2026 Secured Notes have not been registered under the Securities Act or any state securities laws an may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the 2026 Secured Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About NGL Energy Partners LP

NGL Energy Partners LP, a Delaware limited partnership, is a diversified midstream energy company that transports, stores, markets and provides other logistics services for crude oil, natural gas liquids and other products and transports, treats and disposes of produced water generated as part of the oil and natural gas production process. For further information, visit the Partnership’s website at www.nglenergypartners.com.

This release is a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100% of NGL Energy Partner LP’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Therefore, distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

NGL Energy Partners LP

Trey Karlovich, 918.481.1119
Executive Vice President and Chief Financial Officer
Trey.Karlovich@nglep.com
or
Linda Bridges, 918.481.1119
Senior Vice President – Finance and Treasurer
Linda.Bridges@nglep.com

Source: NGL Energy Partners LP